Contacts:
Media: 877.370.4413 or ir@arlingtonasset.com
Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2011 Financial Results
Core Operating Income of $2.41 per share for the first quarter of 2011(1)
(Compared to $0.99 per share in the fourth quarter of 2010 and $0.77 per share in the first quarter of 2010)(1)
Dividend of $0.75 per share for the first quarter of 2011, payable on April 29, 2011
Annualized dividend yield of 10%(2), 13%(3) on a tax adjusted basis
Book value of $28.52 per share at March 31, 2011

ARLINGTON, VA, April 27, 2011 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported core operating income of $18.5 million for the quarter ended March 31, 2011, or $2.41 per share (diluted).  On a GAAP basis, the Company reported net income of $19.8 million for the quarter ended March 31, 2011, or $2.58 per share (diluted), compared to net income of $8.0 million, or $1.03 per share (diluted), for the quarter ended December 31, 2010, and $4.6 million, or $0.59 per share (diluted), for the quarter ended March 31, 2010.  As of March 31, 2011, the Company’s book value per share was $28.52.

“The Company made solid progress during the first quarter, achieving strong overall results, a 23% increase in net interest income from the prior quarter, $11 million in net realized gains and a 25% dividend increase from the prior quarter primarily driven by the partial reallocation of its capital from reflated private-label MBS to hedged agency MBS.  We expect earnings in future periods to benefit from MBS investments made late in the first quarter of 2011 and to date in the second quarter,” said J. Rock Tonkel, Jr., President and Chief Operating Officer.  “Finally, as Arlington’s core operating income substantially exceeded the dividend again this quarter, the Company has considerable flexibility in the use of that capital for reinvestment and/or dividend growth going forward.”

Subsequent to March 31, 2011, the Company sold private-label MBS with a current face value of approximately $14.9 million generating $8.1 million in proceeds and $1.2 million in net gains.  As of April 27, 2011, the Company’s private-label MBS portfolio had a face value of $300.5 million comprised of $14.2 million senior securities and $286.3 million re-REMIC securities.  Agency MBS as of April 27, 2011 had a cost basis of $654.7 million and a face value of $639.9 million, including agency MBS purchases that have not yet settled.

Going forward the Company expects to migrate additional capital from reflated private-label MBS to higher return alternatives with the potential to realize gains from current embedded appreciation as well as potential future reflation in that portfolio.  With attractive investment opportunities available today in both agency MBS and private-label MBS, the Company continues to be optimistic about its potential to realize future growth in earnings and book value from internal capital.

First Quarter Highlights

Prices for certain of the Company’s private-label MBS reflated significantly during 2010 and loss-adjusted yields in those assets declined accordingly.  As a result, in the first quarter of 2011 the Company sold private-label MBS with a face value of $88.8 million realizing net gains on sales of private-label MBS of $10.7 million.  Private-label MBS sales during the quarter generated $62.0 million of capital and were comprised primarily of lower yielding senior securities.  Proceeds were redeployed primarily into hedged agency MBS on a leveraged basis that we expect will generate increased returns on the redeployed capital.

As of March 31, 2011, our private-label MBS portfolio consisted of $306.6 million in face value with an amortized cost basis of $148.0 million and fair value of $201.3 million.  During the three months ended March 31, 2011, we recognized net interest income of $8.6 million, representing a 20.1% annualized net yield, including coupon payments and accretion of purchase discount, from our private-label MBS portfolio.

The following table represents certain statistics of the Company’s private-label MBS portfolio as of and for the quarter ended March 31, 2011 (dollars in millions):

	Senior Securities	Re-REMIC / Mezzanine Securities	Total Private- Label MBS

Fair market value	$16	$185	$201
Fair market value (as a % of face value)	78.7%	64.7%	65.7%

1st Qtr. yield (as a % of amortized cost)	15.9%	21.1%	20.3%
Average cost (as a % of face value)	65.3%	46.8%	48.0%
Weighted average coupon	5.4%	5.6%	5.6%

Face value	$20	$287	$307
Amortized cost	$13	$135	$148
Purchase discount	$7	$145	$152

60+ delinquent	33.9%	20.6%	21.5%
Credit enhancement	11.7%	8.6%	8.8%
Severity (3 month)	71.3%	46.5%	48.1%
CPR (3 month)	14.8%	18.9%	18.7%

As of March 31, 2011, our agency MBS consisted of $545.9 million in face value with a cost basis of $557.6 million and was fair valued at $559.0 million.  Our agency MBS had a weighted average coupon of 4.54%, and a weighted average cost of funding of 29 basis points at March 31, 2011.  We have hedged against the market value movements of our agency MBS using Eurodollar and U.S. Treasury futures and MBS put options.  These Eurodollar futures mature through March 31, 2016 and have a lifetime weighted average rate of 2.79% as of March 31, 2011.

The Company’s Board of Directors approved a $0.75 dividend for the first quarter of 2011.  The dividend will be paid on April 29, 2011 to shareholders of record on April 4, 2011.  This represented a 10% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $30.74 on April 27, 2011.

During the quarter ended March 31, 2011, the Company repurchased 8,910 shares of its Class A common stock at an average price of $25.70 pursuant to its share repurchase program.  As of March 31, 2011, 247,275 shares remain available for repurchase under the repurchase program.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended March 31, 2011 in this press release. This non-GAAP measurement is used by management to analyze and assess the operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of Arlington Asset Investment Corp.’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (1) compensation costs associated with stock-based awards, (2) accretion of mortgage-backed securities (“MBS”) purchase discounts adjusted for principal repayments in excess of proportionate invested capital, and (3) unrealized mark-to-market adjustments on the trading MBS and hedge instruments.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended March 31, 2011 (dollars in thousands):

GAAP net income	$19,785
Adjustments
Adjusted expenses(a)	23
Stock compensation	479
Net unrealized mark-to-market gain on trading MBS and hedge instruments	(1,263)
Adjusted interest related to purchase discount accretion	(548)
Non-GAAP core operating income	$18,476
Non-GAAP core operating income per share (diluted)	$2.41

(a)	Adjusted expenses represents certain professional fees and income taxes that are not considered representative of routine activities of the Company.

(2)	Based on the annualized first quarter 2011 dividend and a Class A common stock closing price on the NYSE of $30.74 on April 27, 2011.

(3)
The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income.  To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 13% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, returns, leverage, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency MBS, ability to realize a higher return on capital migrated to agency MBS, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.  These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,

	2011	2010
INTEREST INCOME	$12,495	$9,202

INTEREST EXPENSE
Interest on short-term debt	317	90
Interest on long-term debt	115	138
Total interest expense	432	228
Net interest income	12,063	8,974

OTHER INCOME, NET
Investment gain, net	11,224	353
Other loss	(3)	(4)
Total other income, net	11,221	349
Operating income before other expenses	23,284	9,323

OTHER EXPENSES
Compensation and benefits	2,436	2,920
Professional services	123	670
Business development	32	20
Occupancy and equipment	96	116
Communications	46	54
Other operating expenses	295	805
Total other expenses	3,028	4,585

Income before income taxes	20,256	4,738

Income tax provision	471	112

Net income	$19,785	$4,626

Basic earnings per share	$2.58	$0.60

Diluted earnings per share	$2.58	$0.59

Weighted average shares outstanding - basic (in thousands)	7,661	7,733
Weighted average shares outstanding - diluted (in thousands)	7,681	7,879

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$20,319	$12,412
Receivables
Interest	3,488	2,345
Other	557	219
Mortgage-backed securities, at fair value
Available-for-sale	201,489	252,909
Trading	558,874	174,055
Other investments	3,280	8,287
Derivative assets, at fair value	1,270	-
Deposits	13,658	4,748
Prepaid expenses and other assets	373	358
Total assets	$803,308	$455,333

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$538,049	$190,220
Interest payable	241	187
Accrued compensation and benefits	4,310	7,201
Dividend payable	5,808	4,655
Derivative liabilities, at fair value	4,345	2,398
Purchased securities payable	-	2,555
Accounts payable, accrued expenses and other liabilities	15,667	16,373
Long-term debt	15,000	15,000
Total liabilities	583,420	238,589

Equity:
Common stock	77	77
Additional paid-in capital	1,505,378	1,505,971
Accumulated other comprehensive income, net of taxes	53,251	63,495
Accumulated deficit	(1,338,818)	(1,352,799)
Total equity	219,888	216,744

Total liabilities and equity	$803,308	$455,333

Book Value per Share	$28.52	$28.46

Shares Outstanding (in thousands)	7,711	7,617